Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
September 7, 2006
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
CHIEF OPERATING OFFICER RESIGNATION

DOVER, DE - John R. Schimkaitis, President and CEO of Chesapeake Utilities Corporation (NYSE: CPK) headquartered in Dover, DE, announced today that Paul M. Barbas, Executive Vice President and Chief Operating Officer, has resigned from the Company effective September 30, 2006 to pursue another career opportunity.

“Over the last three years, Paul has been instrumental in helping the Company expand and execute its growth strategy. Paul’s understanding of the overall natural gas industry, his relationships within the industry and his past experience with unregulated businesses have bode well for Chesapeake. We are saddened to see Paul leave but are excited for him as he moves on to the next level of his career plan,” noted Mr. Schimkaitis.

“Fortunately, we have a deep management team that has many years of experience and that has worked closely with both Paul and myself in developing and executing the Company’s strategic plan,” added Mr. Schimkaitis.

“Being part of the Chesapeake team has been an honor. While I am excited about my next career opportunity, I will miss working with all of the employees and the directors of the Company. Over the last three years, Chesapeake has generated significant growth and is positioned for additional expansion well into the future,” noted Mr. Barbas.

Mr. Barbas joined Chesapeake in August 2003 as Vice President, was subsequently promoted to Executive Vice President in October 2004 and then to Chief Operating Officer in December 2005.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, marketing and transmission, propane gas distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake’s businesses is available at www.chpk.com.

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FOR MORE INFORMATION:
John R. Schimkaitis, President and CEO
302.734.6799